GPIM AFFILIATED UNDERWRITER TRANSACTION FORM

1.	Name of Issuer:
Albertsons Companies
2.	Security Description (Ticker, Cusip/ISIN/Sedol, coupon, etc.):
Senior Notes 2024
3.	Underwriting Syndicate:

Bank of America Merrill Lynch, Credit Suisse, Citigroup, Morgan Stanley, Goldman, Sachs & Co., Deutsche Bank Securities, Barclays, Guggenheim Securities, RBC Capital Markets, Wells Fargo Securities, Drexel Hamilton

4.	"Affiliated Underwriter" managing or participating in underwriting syndicate:
Guggenheim Securities
5.	Proposed aggregate principal amount of purchase by all Accounts advised by the Adviser:
Initial Demand: $75MM; Final Allocation: $15MM
6.		Aggregate principal amount of offering:	$1.25BN
7.		Purchase price (net of fees and expenses):	100
8.		Offering price at close of first day on which any sales were made:	100
9.		Date of purchase:	05/25/16
10		Date offering commenced:	05/23/16
11.		Does the deal involve a fee or any compensation received or to be received by Guggenheim Corporate Funding ("GCF") or any other affiliated Guggenheim entity, other than Guggenheim Securities?	Yes: [ ]	No: [X]

If Yes, please note, the contemplated transaction cannot be allocated to RIC Accounts, and may not be allocated to Non-RIC Accounts without prior written consent or adoption of other appropriate conflict mitigation, as determined by GPIM Compliance).

12.		Have the following conditions been satisfied?
	a.	The securities are:
		(1) part of an issue registered under the Securities Act of 1933 which is being offered to the public;	Yes: [ ]	No: [ ]
		(2) Eligible Municipal Securities;[a]	Yes: [ ]	No: [ ]
		(3) sold in an Eligible Foreign Offering;[b]	Yes: [ ]	No: [ ]

	(4) sold in an Eligible Rule 144A Offering;[c] OR	Yes: [X]	No: [ ]
	(5) another type of security approved in writing by GPIM Compliance prior to purchase?	Yes: [ ]	No: [ ]
b.
(1)  The securities were or will be to be purchased prior to the end of the first day on which any sales were made, at a price that is not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities (except, in the case of an Eligible Foreign Offering, for any rights to purchase that are required by law to be granted to existing security holders of the issuer); OR
		Yes: [X]	No: [ ]

(2)  If the securities to be purchased were offered for subscription upon exercise of rights, such securities were or will be purchased on or before the fourth day preceding the day on which the rights offering terminates?
		Yes: [X]	No: [ ]
c.	Is the underwriting a firm commitment underwriting? [1]	Yes: [X]	No: [ ]
d.	Is the commission, spread or profit reasonable and fair in relation to that being received by others for underwriting similar securities during the same period?	Yes: [X]	No: [ ]
Please provide a brief explanation as to the conclusion in (d) above:

e.	The issuer of the securities, except for Eligible Municipal Securities, and its predecessors have been in continuous operation for not less than three years? [2]	Yes: [X]	No: [ ]
f.
(1)  The amount of securities other than those sold in an Eligible Rule 144A Offering (see below), to be purchased by all Accounts did not or will not exceed 25% of the principal amount of the offering; OR
		Yes: [ ]	No: [ ]
(2) If the securities purchased were sold in an Eligible Rule 144A Offering, the amount of such securities to be purchased by all Accounts did not or will not exceed 25% of the total of:
(i) The principal amount of the offering of such class sold by underwriters or members of the selling syndicate to qualified institutional buyers, as defined in Rule 144A(a)(1), plus
	(ii) The principal amount of the offering of such class in any concurrent public offering? OR	Yes: [X]	No: [ ]

(3)  If you answered no to Question 12(f)(1) or 12(f)(2), as applicable, please indicate the aggregate percent of the offering that will be purchased by Accounts here: ______________________ and please indicate if:

[1]	This requirement applies only potential investments in the offering by RIC Accounts, not Non-RIC Accounts.

	(i) ONLY Non-RIC Accounts will be purchasing securities in the offering,	Yes: [ ]	No: [ ]

(ii)  Written confirmation from the lead manager or the Affiliated Underwriter  has been received that the Affiliated Underwriting Transaction would be fully subscribed without the purchases by the Non-RIC Accounts of more than 25% of any class of the offering, and
		Yes: [ ]	No: [ ]
	(iii) You have received written consent from GPIM Compliance.	Yes: [ ]	No: [ ]
g.	With respect to the purchase of Eligible Municipal Securities, such purchase was not designated as a group sale or otherwise allocated to the account of an Affiliated Underwriter	Yes: [ ]	No: [ ]

Based on the foregoing information, the undersigned hereby certifies that the foregoing information is accurate to the best of his/her knowledge and belief after due inquiry:

/s/ Guggenheim Partners Investment Management, LLC

[a]
Eligible Municipal Securities means "municipal securities," as defined in Section 3(a)(29) of the 1934 Act, that have received an investment grade rating from at least one NRSRO (as defined in Rule 2a-7(a)(14) under the Investment Company Act); provided, that if the issuer of the municipal securities, or the entity supplying the revenues or other payments from which the issue is to be paid, has been in continuous operation for less than three years, including the operation of any predecessors, the securities shall have received one of the three highest ratings from an NRSRO.

[b]	Eligible Foreign Offering means a public offering of securities, conducted under the laws of a country other than the United States, that meets the following conditions:
(I)	The offering is subject to regulation by a "foreign financial regulatory authority," as defined in Section 2(a)(50) of the Investment Company Act, in such country;
(II)
The securities are offered at a fixed price to all purchasers in the offering (except for any rights to purchase securities that are required by law to be granted to existing security holders of the issuer);

(III)
Financial statements, prepared and audited in accordance with standards required or permitted by the appropriate foreign financial regulatory authority in such country, for the two years prior to the offering, are made available to the public and prospective purchasers in connection with the offering; and

(IV)
If the issuer is any issuer other than a foreign government, a national of any foreign country, or a corporation or other organization incorporated or organized under the laws of any foreign country, it meets the following conditions:

(x)
It has a class of securities registered pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), or is required to file reports pursuant to Section 15(d) of the 1934 Act; and

(y)
It has filed all the material required to be filed pursuant to Section 13(a) or 15(d) of the 1934 Act for a period of at least twelve months immediately preceding the sale of securities made in reliance upon these procedures (or for such shorter period that the issuer was required to file such material).

[c]	Eligible Rule 144A Offering means an offering of securities that meets the following conditions:
(I)	The securities are offered or sold in transactions exempt from registration under Section 4(a)(2) of the 1933 Act, Rules 144A thereunder, or Rules 501-508 thereunder;
(II)
The securities are sold to persons that the seller and any person acting on behalf of the seller reasonably believe to include qualified institutional buyers, as defined in Rule 144a(a)(1) under the 1933 Act; and

(III)
The seller and any person acting on behalf of the seller reasonably believe that the securities are eligible for resale to other qualified institutional buyers pursuant to Rule 144A under the 1933 Act.